Exhibit 16



April 1, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

            Re: Universal Equity Partners, Inc.


We have read the statements that we understand Universal Equity Partners, Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.

Very truly yours,


/s/  Stan J.H. Lee, CPA
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     STAN J.H. LEE, CPA